Exhibit 99.1
Kate deSantis
Sucampo Pharmaceuticals, Inc.
240-223-3834
kdesantis@sucampo.com
Sucampo Pharmaceuticals Strengthens Its Board of Directors
Bethesda, MD -August 27, 2008 – Sucampo Pharmaceuticals, Inc., (NASDAQ: SCMP) today announced that Gayle Dolecek, P.D., MPH, has been appointed to its Board of Directors. Dr. Dolecek is currently Sucampo’s Senior Vice President of Research and Development.
“We are pleased to welcome Dr. Gayle Dolecek to Sucampo’s Board of Directors,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer, “Gayle has worked with Sucampo since its founding, first as a consultant and now as head of research and development. He guided the development of Sucampo’s regulatory strategy, ensuring compliance with FDA’s complex requirements, played an instrumental role in establishing our Research and Development department and played a critical role in the recent approval of AMITIZA® for Irritable Bowel Syndrome with constipation in the United States, which triggered the recent $50 million milestone payment from our marketing partner. His expertise has also been instrumental in the regulatory submissions for AMITIZA® in Europe. Gayle’s considerable research and development experience have been vital in the continued progress of Sucampo’s earlier stage programs, which are likely to be a key component of our long term growth. We believe that Gayle will continue to bring valuable insight to the Board.”
Dr. Dolecek has been Sucampo’s Senior Vice President of Research and Development since May 2006. From August 1995 to April 2006, he was a Senior Consultant at AAC Consulting Group, Inc., a provider of regulatory consulting services to the pharmaceutical industry. Prior to 1995, Dr. Dolecek was an officer with the U.S. Public Health Service where he served in pharmacy and health service related positions. He completed his 30-year career with the government in the U.S. Food and Drug Administration as Director of Compendial Operations in the Center for Drug Evaluation and Research. Dr. Dolecek received his B.S./Pharmacy Doctor from the University of Maryland and a MPH in Health Services and Planning from the University of Hawaii.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a specialty biopharmaceutical company based in Bethesda, Md., focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and advisor, international business development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) in the U.S. for chronic idiopathic constipation in adults and to treat irritable bowel syndrome with constipation in adult women, and is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., headquartered in Oxford, UK, with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd., located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.